EXHIBIT 10.2

SUMMARY SHEET FOR 2010 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth the compensation for USEC’s non-employee directors for the term commencing at the 2009 annual meeting of shareholders held on April 29, 2010:

Annual Retainer
$200,000 paid at the beginning of the service year.  $80,000 of the retainer is paid in cash and $120,000 of the retainer is paid in the form of restricted stock units, although a director may elect to receive a greater proportion of the retainer in restricted stock units. Restricted stock units vest one year from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for Retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control.

Chairman Fees
$100,000 annual fee for Chairman of the Board.  $20,000 annual fee for Audit and Finance Committee chairman.  $10,000 annual fee for Compensation Committee chairman.  $7,500 annual fee for all other committees’ chairman.  Chairman fees are paid in cash at the beginning of the service year, although a director may elect to receive their chairman fee in restricted stock units.

Incentive Restricted Stock Unit Awards
If a director chooses to receive restricted stock units as payment for the part of the annual retainer or chairman fees that they are otherwise entitled to receive in cash, he or she will receive an incentive payment of restricted stock units equal to 20% of the portion of the annual retainer and chairman fees that the director elects to take in restricted stock units in lieu of cash.  These incentive restricted stock units will vest in equal annual installments over three years from the date of grant, however, vesting is accelerated upon (1) the director attaining eligibility for Retirement, (2) termination of the director’s service by reason of death or disability, or (3) a change in control.  Incentive restricted stock units are granted at the time the annual retainer is paid.

 All restricted stock units are granted pursuant to the USEC Inc. 2009 Equity Incentive Plan and are subject to the terms of such plan and the applicable restricted stock unit award agreements approved for issuance of restricted stock units to non-employee directors under the plan.  Settlement of restricted stock units is made in shares of USEC stock upon the director’s retirement or other end of service.  Retirement is defined in the USEC Inc. 2009 Equity Incentive Plan in the case of non-employee directors as termination of service on or after age 75.  Restricted stock units carry the right to receive dividend equivalent restricted stock units to the extent dividends are paid by the Company.